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Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

BRIMFIELD ACQUISITION CORP.

        The undersigned, a natural person, for the purposes of organizing a corporation under the provisions of the General Corporation Law of the state of Delaware, hereby certifies that:

ARTICLE I.

        The name of the corporation (hereinafter called the "Corporation") is Brimfield Acquisition Corp.

ARTICLE II.

        The address, including street, number, city, and county, of the registered office of the Corporation in the state of Delaware is c/o United Corporate Services, Inc., 15 East North Street, City of Dover, Kent County, Delaware 19901; and the name of the registered agent of the Corporation in the state of Delaware at such address is c/o United Corporate Services, Inc.

ARTICLE III.

        The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware.

ARTICLE IV.

        The aggregate number of shares that the Corporation shall have authority to issue is 1,000 shares designated as common stock, par value $.01 per share.

ARTICLE V.

        The name and mailing address of the incorporates are: Charles A. Samuelson, c/o Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036.

ARTICLE VI.

        The Corporation shall have perpetual existence.

ARTICLE VII.

        The Corporation shall, to the fullest extent permitted by section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under that section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by that section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in this official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII.

        The personal liability of the stockholders, directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by paragraph 7 of subsection (b) of section 102 of the General Corporation Law of the state of Delaware, as the same may be amended or supplemented from time to time.

ARTICLE IX

        From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the state of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this article IX.

Dated December 11,1998

/s/ CHARLES A. SAMUELSON Charles A. Samuelson Sole Incorporator

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  Exhibit 3.21